GRAINGER REPORTS RESULTS FOR THE 2019 FIRST QUARTER
First quarter reported and adjusted operating margin of 13 percent;
company reiterates 2019 guidance

First Quarter Financial Highlights

•	Sales of $2.8 billion, up 3.0 percent daily, up 4.5 percent on a normalized basis

•	Reported operating earnings of $363 million, up 8 percent; adjusted operating earnings of
$365 million, up 6 percent

•	Reported operating margin of 13.0 percent, up 90 basis points; adjusted operating margin of
13.0 percent, up 65 basis points, up 80 basis points on a normalized basis

•	Reported EPS of $4.48, up 10 percent; adjusted EPS of $4.51, up 8 percent

CHICAGO, Apr. 22, 2019 - Grainger (NYSE: GWW) today reported results for the 2019 first quarter. Sales of $2.8 billion in the quarter increased 3.0 percent daily versus $2.8 billion in the 2018 first quarter. On a constant currency basis, daily sales were up 4.0 percent and up
4.5 percent after normalizing for the impact of a prior year change in accounting estimate. More specifically, a small group of U.S. customers were transitioned from the cash to accrual basis of accounting as a result of their improved credit profile. The first quarter had one less selling day than the prior year period.

“In the first quarter of 2019, we continued to demonstrate our ability to drive profitable growth. While our sales performance was softer than expected, largely due to a weaker demand environment, our SG&A leverage helped drive strong earnings growth in the quarter,” said DG Macpherson, Chairman and Chief Executive Officer. “We remain confident in our ability to gain share and generate SG&A leverage in 2019. We are reiterating our 2019 total company guidance ranges including sales growth of 4 to 8.5 percent and operating margin of 12.2 percent to 13 percent.”

2019 First Quarter Financial Summary

($ in millions) except for per share values	Q1 2019		Q1 2018		Q1
					Change v. Prior
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Net Sales	$2,799	$2,799	$2,766	$2,766	1%	1%
Gross Profit	$1,095	$1,096	$1,092	$1,092	-	-
Operating Earnings	$363	$365	$335	$343	8%	6%
Net Earnings	$253	$255	$232	$238	9%	7%
Diluted EPS	$4.48	$4.51	$4.07	$4.18	10%	8%

Gross Profit %	39.1%	39.2%	39.5%	39.5%	-40 bps	-30 bps
Operating Margin %	13.0%	13.0%	12.1%	12.4%	90 bps	65 bps
Tax Rate %	25.4%	25.4%	21.6%	21.6%	380 bps	380bps

(1)
Results exclude restructuring, asset impairments and income tax items as shown in the supplemental information of this release. Reconciliations of the adjusted measures reflected in this table to the most directly comparable GAAP measures are provided in the supplemental information of this release. 2019 reported results included restructuring in Canada resulting in a $2 million charge to operating earnings and a negative $0.03 impact to EPS.

Revenue
Sales for the quarter increased 1.0 percent, 3.0 percent daily. On a constant currency basis, sales increased 4.0 percent daily and 4.5 percent after normalizing for the change in accounting estimate in the prior year quarter. Sales were composed of a 3.0 percentage point increase in volume and a 1.5 percentage point increase from price.

Gross Profit Margin
Reported gross profit margin for the first quarter was 39.1 percent versus 39.5 percent in the 2018 first quarter. Adjusted gross profit margin for the quarter was 39.2 percent versus 39.5 percent in the 2018 first quarter. Adjusted gross profit margin was down 15 basis points when normalized for the timing of the company’s North American sales meeting, which took place in March 2019.

Earnings
Reported operating earnings for the 2019 first quarter of $363 million were up 8 percent versus $335 million in the 2018 first quarter. On an adjusted basis, operating earnings for the quarter of $365 million were up 6 percent versus $343 million in the 2018 quarter.

Reported operating margin of 13.0 percent increased 90 basis points in the first quarter of 2019 versus the prior year quarter. Adjusted operating margin of 13.0 percent in the quarter increased 65 basis points versus the prior year quarter. Operating margin increased 80 basis points after normalizing for the timing of the North American sales meeting. The increase in operating margin was due primarily to 2018 cost take-out actions in Canada and U.S. SG&A leverage. In the U.S., first quarter 2019 incremental margin was 31 percent.

Reported earnings per share of $4.48 in the first quarter were up 10 percent versus $4.07 in the 2018 first quarter. Adjusted earnings per share in the quarter of $4.51 increased 8 percent versus $4.18 in the 2018 first quarter. The improvement in both reported and adjusted earnings per share was due primarily to operating earnings growth and lower average shares outstanding.

Tax Rate
For the 2019 first quarter, the company’s effective tax rate was 25.4 percent versus 21.6 percent in the 2018 first quarter. The increase was primarily driven by lower tax benefits from stock-based compensation and the absence of clean-energy tax benefits for 2019 as the company concluded its investments in 2018.

Cash Flow
Operating cash flow was $127 million in the 2019 first quarter compared to $147 million in the 2018 first quarter. The decrease in operating cash flow was primarily the result of higher payments related to employee variable compensation, partially offset by higher net earnings when compared to the prior year quarter. The company used the cash generated during the quarter to invest in the business and return cash to shareholders through share repurchases and dividends. Grainger returned $211 million to shareholders through $76 million in dividends and $135 million used to buy back approximately 457,000 shares in the first quarter of 2019.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. ET on Apr. 22, 2019, to discuss the first quarter. The webcast will be hosted by DG Macpherson, Chairman and CEO, and Tom Okray, Senior Vice President and CFO, and can be accessed at www.invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at www.invest.grainger.com.

About Grainger
W.W. Grainger, Inc., with 2018 sales of $11.2 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Visit www.invest.grainger.com to view information about the company, including a supplement regarding 2019 first quarter results. The Grainger Investor Relations website also includes company information in the company Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technology initiatives; the implementation, timing and results of our strategic pricing initiatives; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; disruption of information technology or data security systems; general industry, economic, market or political conditions; general global economic conditions; currency exchange rate fluctuations; market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; natural and other catastrophes; unanticipated and/or extreme weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses; changes in effective tax rates and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Irene Holman
Senior Director, External Affairs	Vice President, Investor Relations
O: 847-535-0879	O: 847-535-0809
M: 847-830-5328	M: 847-217-8679

Grainger Media Relations Hotline	Monica Gupta
847-535-5678	Director, Investor Relations
O: 847-535-0099
M: 847-274-8910

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended March 31,
	2019	2018
Net sales	$2,799	$2,766
Cost of goods sold	1,704	1,674
Gross profit	1,095	1,092
Selling, general and administrative expenses	732	757
Operating earnings	363	335
Other income (expense):
Interest income	2	—
Interest expense	(21)	(25)
Loss from equity method investment	—	(11)
Other, net	7	8
Total other expense	(12)	(28)
Earnings before income taxes	351	307
Income taxes	89	66
Net earnings	262	241
Less: Net earnings attributable to noncontrolling interest	9	9
Net earnings attributable to W.W. Grainger, Inc.	$253	$232

Earnings per share:
Basic	$4.50	$4.09
Diluted	$4.48	$4.07
Weighted average number of shares outstanding:
Basic	55.6	56.1
Diluted	55.9	56.4
Diluted Earnings Per Share
Net earnings as reported	$253	$232
Earnings allocated to participating securities	(3)	(2)
Net earnings available to common shareholders	$250	$230
Weighted average shares adjusted for dilutive securities	55.9	56.4
Diluted earnings per share	$4.48	$4.07

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)

	(Unaudited)
Assets	March 31, 2019	December 31, 2018
Cash and cash equivalents	$392	$538
Accounts receivable – net	1,485	1,385
Inventories - net	1,523	1,541
Prepaid expenses and other assets	102	83
Prepaid income taxes	6	10
Total current assets	3,508	3,557
Property, buildings and equipment – net	1,358	1,352
Deferred income taxes	14	12
Goodwill	425	424
Intangibles - net	446	460
Other assets (1)	263	68
Total assets	$6,014	$5,873
Liabilities and Shareholders’ Equity
Short-term debt	$52	$49
Current maturities of long-term debt	82	81
Trade accounts payable	741	678
Accrued compensation and benefits	146	262
Accrued contributions to employees’ profit-sharing plans (2)	27	133
Accrued expenses (1)	324	269
Income taxes payable	90	29
Total current liabilities	1,462	1,501
Long-term debt	2,077	2,090
Deferred income taxes and tax uncertainties	101	103
Other non-current liabilities (1)	222	86
Shareholders' equity (3)	2,152	2,093
Total liabilities and shareholders’ equity	$6,014	$5,873

(1)
Other assets increased $188 million, Accrued expenses increased $56 million and Other non-current liabilities increased $139 million due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases.

(2)	Accrued contributions to employees' profit-sharing plans decreased $106 million primarily due to the annual cash contributions.
(3)	Common stock outstanding as of March 31, 2019 was 55,443,591 compared with 55,862,360 shares at December 31, 2018, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions of dollars)	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$262	$241
Provision for losses on accounts receivable	4	4
Deferred income taxes and tax uncertainties	(4)	(2)
Depreciation and amortization	57	64
Net gains from sales of assets, net of write-offs	(2)	(6)
Stock-based compensation	5	12
Losses from equity method investment	—	11
Change in operating assets and liabilities:
Accounts receivable	(102)	(94)
Inventories	20	3
Prepaid expenses and other assets	(30)	(33)
Trade accounts payable	64	13
Accrued liabilities	(207)	(103)
Income taxes payable, net	64	44
Employment-related and other liabilities	(4)	(7)
Net cash provided by operating activities	127	147
Cash flows from investing activities:
Additions to property, buildings and equipment and intangibles	(60)	(49)
Proceeds from sales of assets	6	26
Equity method investment	2	(8)
Net cash used in investing activities	(52)	(31)
Cash flows from financing activities:
Net increase in commercial paper	—	90
Net increase (decrease) in lines of credit	3	(10)
Net decrease in long-term debt	(14)	(25)
Proceeds from stock options exercised	3	59
Payments for employee taxes withheld from stock awards	(3)	(15)
Purchase of treasury stock	(135)	(173)
Cash dividends paid	(76)	(72)
Other, net	1	—
Net cash used in financing activities	(221)	(146)
Exchange rate effect on cash and cash equivalents	—	5
Net change in cash and cash equivalents	(146)	(25)
Cash and cash equivalents at beginning of period	538	327
Cash and cash equivalents at end of period	$392	$302

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as “adjusted” measures, including adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information. The company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP measures are not provided.

The reconciliations provided below reconcile GAAP financial measures to the non-GAAP financial measures: adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings and adjusted diluted earnings per share:

In millions	Three Months Ended March 31,
	2019	Gross Profit %	2018	Gross Profit %
Gross profit reported	$1,095	39.1%	$1,092	39.5%
Restructuring, net	1	0.1	—	—
Gross profit adjusted	$1,096	39.2%	$1,092	39.5%

In millions	Three Months Ended March 31,
	2019	Operating Margin %	2018	Operating Margin %
Operating earnings reported	$363	13.0%	$335	12.1%
Restructuring, net	2	—	8	0.3
Operating earnings adjusted	$365	13.0%	$343	12.4%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

In millions	Three Months Ended March 31,
	2019	2018	%
Net earnings reported	$253	$232	9%
Restructuring, net	2	6
Net earnings adjusted	$255	$238	7%

Diluted earnings per share reported	$4.48	$4.07	10%
Pretax restructuring, net	0.04	0.14
Tax effect (1)	(0.01)	(0.03)
Total, net of tax	0.03	0.11
Diluted earnings per share adjusted	$4.51	$4.18	8%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company's ability to realize the associated tax benefits.

	Three Months Ended March 31,
	2019	2018	Bps impact
Gross profit margin adjusted	39.2%	39.5%	(0.30)
North American sales meeting	(0.3)	(0.5)
Gross profit margin normalized	38.9%	39.0%	(0.15)

	Three Months Ended March 31,
	2019	2018	Bps impact
Operating margin adjusted	13.0%	12.4%	0.65
North American sales meeting	0.3	0.1
Operating margin normalized	13.3%	12.5%	0.80

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